SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                    FORM N-8A

           NOTIFICATION OF REGISTRATION FILED PURSUANT TO SECTION 8(A)
                      OF THE INVESTMENT COMPANY ACT OF 1940

         The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

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Name:  CULLEN FUNDS TRUST

Address of Principal Business Office (No. & Street, City, State Zip Code):
645 FIFTH AVENUE, NEW YORK, NY 10022
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Telephone Number (including area code):  (212) 843-0506
                                         --------------
Name and Address of agent for service of process:
BROOKS CULLEN, 645 FIFTH AVENUE, NEW YORK, NY 10022
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 Check Appropriate Box:

         Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of form N-8A:
Yes [X]  No [   ]

                                   SIGNATURES

         Pursuant to the requirements of the Investment Company Act of 1940, the Registrant has caused this notification of registration to be duly signed on its behalf in the city of New York and the state of New York on the 27th day of March, 2000.

[SEAL]                          Signature CULLEN FUNDS TRUST
                                          ------------------
                                          (Name of Registrant)


                                By /S/ JAMES P. CULLEN
                                   --------------------
                                       James P. Cullen
                                       (Name of director, trustee or officer
                                       signing on behalf of Registrant)

                                PRESIDENT
                                ---------
                                 (Title)
Attest:/S/ BROOKS CULLEN
       -----------------
         Brooks Cullen

       VICE PRESIDENT
          (Title)